Exhibit (d)(2)

Execution Draft

CONFIDENTIAL

July 1, 2020

Janssen Global Services, LLC

700 U.S. Route 202 South

Raritan, NJ 08869

Attention: Patrick Verheyen, Global Head, Janssen Business Development

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Janssen Global Services, LLC (“you”) of a possible transaction (a “Possible Transaction”) involving Johnson & Johnson and/or an affiliate, and Momenta Pharmaceuticals, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The term “Representatives” with respect to either Party (as hereinafter defined) shall mean its directors, officers, employees, agents, and advisors and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants and financial advisors), but excluding, for the avoidance of doubt, any potential sources of debt or equity financing. Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate. You and the Company are hereinafter sometimes referred to individually as a “Party” and together as the “Parties”.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company or its Representatives) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives to the extent they contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your or your Representatives’ possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, provided that to your knowledge the source of such information was not bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that to your knowledge such source is not bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company with respect to such information or (iv) you can demonstrate is or was developed by you or any of your Representatives without derivation from, reference to or reliance on, or using in any manner, the Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives

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shall use the Evaluation Material solely for the purpose of evaluating, negotiating and/or executing a Possible Transaction and for no other purpose, that the Evaluation Material will not be used in any way detrimental to the Company, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, except as expressly permitted by this letter agreement; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating, negotiating and/or executing a Possible Transaction, who are provided with a copy of this letter agreement and are directed by you to be bound by the terms hereof that are applicable to your Representatives. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, each Party agrees that, without the prior written consent of the other Party, neither it nor any of its Representatives will disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives or that this letter agreement exists, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”).

Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you and your Representatives will not, directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-investor, source of equity financing or other person (other than the Company and other than your Representatives) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

Notwithstanding the foregoing, in the event that any Party or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material (in your case) or Discussion Information (in the case of either Party), such Party shall provide the other Party with prompt written notice of any such request or requirement, to the extent legally permissible and reasonably practicable, so that the other Party may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, such Party or any of its Representatives are nonetheless legally compelled to disclose Evaluation Material or Discussion Information, such disclosing party may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises such disclosing party is legally required to be disclosed, provided that such disclosing party use its reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the other Party, at such other Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that the disclosing Party shall, to the extent legally permissible and reasonably practicable, promptly notify the other Party of (i) its determination to make such disclosure and (ii) the nature, scope and contents of such disclosure. Notwithstanding the foregoing, in the event that following the expiration or termination of the Standstill Period, you are required

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to disclose Discussion Information pursuant to the requirements of the federal securities laws, the two provisos to the immediately preceding sentence shall not apply to such disclosure.

3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. At any time upon the request in writing of the Company in its sole discretion and for any reason, you will promptly (and in any case within ten (10) Business Days of the Company’s request) destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company. In the event of such a decision or request, all other Evaluation Material shall be returned or destroyed and no copy thereof shall be retained. Notwithstanding the foregoing, (i) one copy of all Evaluation Material may be kept by your outside counsel and (ii) you and your Representatives may retain any electronic records or files containing Evaluation Material (A) (1) which have been created pursuant to automatic archiving and backup procedures and (2) not readily available to end users or (B) retained by you or your Representatives to satisfy applicable legal, regulatory or professional requirements; provided further that except to the extent permitted pursuant to Section 3 of this letter agreement, such Evaluation Material may only be accessed by legal, compliance and IT personnel. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. You agree that, other than as may be set forth in such a definitive agreement, neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from the date hereof, you and your affiliates and Representatives will not solicit any of the employees of the Company whom you first meet or become aware of or whom you receive Evaluation Material regarding, in each case in connection with the Possible Transaction, nor any of the officers of the Company, to terminate their employment with the Company, other than through general advertising that is not specifically directed towards officers or employees of the Company.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Material or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives may contain material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. You agree that, for a period of twelve (12) months from the date of this letter agreement (the “Standstill Period”), unless specifically invited in writing by the Board of Directors of the Company, neither you nor any of your affiliates or (to the extent acting at your direction and on your behalf, or in concert with you) other Representatives will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options

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to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any arrangements with any third party (other than your Representatives) with respect to any of the foregoing. Notwithstanding the foregoing, the Standstill Period shall terminate immediately and cease to be of any further force or effect if, at any time, a third party (other than you and your Representatives) (x) commences a tender offer for more than fifty percent (50%) of the outstanding voting securities of the Company or (y) the Company enters into an agreement with any third party contemplating the acquisition (by way of merger, tender offer, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or otherwise) of more than fifty percent (50%) of the outstanding capital stock of the Company or more than fifty percent (50%) of its consolidated assets. Notwithstanding anything contained herein to the contrary, you and your Representatives shall not be prohibited at any time from (i) making any proposal or offer regarding the Possible Transaction directly to the Chief Executive Officer or the Board of Directors of the Company on a confidential basis (provided that such proposal or offer would not reasonably be expected to require the Company or you to make any public disclosure in connection therewith) (ii) acquiring or offering to acquire or seeking, proposing or agreeing to acquire any third party that owns any securities or assets of the Company or (iii) acquiring any securities of the Company in connection with any mutual fund, pension plan or employee benefit plan managed on behalf of your employees or former employees.

8. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

9. No Waiver of Rights. It is understood and agreed by both Parties that no failure or delay by the other Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed by each Party that money damages may not be an adequate remedy for any breach of this letter agreement by the other Party or any of its Representatives and that the non-breaching Party may be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the

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exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching Party. Each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

11. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, including, for the avoidance of doubt, that certain Confidential Disclosure Agreement, dated as of April 15, 2019, by and between Janssen Research & Development, LLC and the Company, and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through Young Kwon, or any other Representative of the Company designated in advance in writing by the Company. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer or supplier or (prior to the expiration or termination of the Standstill Period) stockholder or creditor of the Company or any of its subsidiaries) in connection with a Possible Transaction without the Company’s prior written consent or the prior written consent of one of the individuals set forth in the preceding sentence.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, each Party and its respective successors and assigns.

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18. Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material.

20. Term. This letter agreement will terminate two years from the date hereof, provided that the obligations of confidentiality of you and your Representatives shall survive thereafter with respect to any Evaluation Materials retained by you or any of your Representatives for so long as such Evaluation Materials are so retained.

21. Miscellaneous. The Company acknowledges that you and your affiliates may presently have internal development programs relating to the subject matter of the Evaluation Material or, without recourse to the Evaluation Material disclosed hereunder, may undertake such development programs, or may receive information on the same or related subject matter from third parties, and may develop and commercialize products and/or services relating to such subject matter independently or in cooperation with such third parties. Nothing contained in this letter agreement shall be construed to impose on you and or your affiliates any restriction, duty or obligation concerning the Evaluation Material disclosed hereunder other than that of non-disclosure and non-use as expressly provided in this letter agreement.

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Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Young Kwon
Name:	Young Kwon
Title:	Chief Financial and Business Officer

CONFIRMED AND AGREED

as of the date written above:

JANSSEN GLOBAL SERVICES, LLC

By:	/s/ Barry Fitzsimons
Name: Barry Fitzsimons
Title: Authorized Signatory